UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 22, 2010

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road

Atlanta, Georgia 30328

(Address of Principal Executive Offices)

(770) 206-4200

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2010, the Company entered into a new employment agreement and an executive change-in-control severance agreement with Mr. Fish. The agreement is in the form entered into with the Company’s other named executive officers in September 2008.

The agreement provides for base salary equal to $371,600 per year and an initial annual target bonus equal to 75% of the Executive’s salary in effect for each year. The payout ranges for the annual target bonus are between zero to 200% of target (based on the satisfaction of predetermined goals). The other key terms of the revised Employment Agreement are set forth below:

•	Eligibility for the Company’s long term incentive program at the discretion of the Compensation and Human Resources Committee of the Board of Directors;

•	A car allowance of $1,500 per month;

•	Five weeks vacation each year;

•	An incremental equity grant valued at $230,000, consisting of stock options and restricted stock units in equal value; and

•

Severance of 262.50% of the current monthly rate of salary, paid over 18 months (with pro rata bonus for the year of termination and continuation of fringe benefits during the 18 month severance period) in the event that he is terminated by the Company without cause or if he terminates employment for good reason.

The Change-in-Control Severance Agreement provides that if the executive’s employment is terminated other than for “cause” or for “good reason” within 24 months following a change-in-control, he would be entitled to a lump-sum payment equivalent to base salary and annual incentive bonus (generally calculated as the average of their actual annual incentive bonuses over the preceding three years) for, and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. The severance benefits under the change-in-control severance agreement include the immediate vesting of all unvested stock options and restricted stock units.

The Change-in-Control Severance Agreement provides that the severance payments shall be reduced to the extent that (a) they would otherwise be subject to an excise tax under Section 280G of the Internal Revenue Code and (b) the reduction will result in a greater amount being received by Executive on an after-tax basis. The executive is not entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered.

In the Change-in-Control Severance Agreement, Cause is defined generally as the executive’s (i) conviction or guilty plea of a felony or any crime involving fraud or dishonesty; (ii) willful and continued refusal to perform the duties of his position in all material respects; (iii) fraudulent preparation of financial information of the Company; or (iv) willful engagement in conduct that is demonstrably and materially injurious to the Company. Good Reason generally means (i) the assignment to duties materially inconsistent with his authorities, duties, responsibilities, and status as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of his authorities, duties, or responsibilities; (ii) the Company’s requiring him to be based at a location in excess of fifty miles from the location of his principal job location or office immediately prior to the Change in Control; (iii) a reduction by the

Company of his base salary; (iv) the failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which he participates; (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the Agreement; and (vi) a material breach of the Agreement by the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Employment Agreement effective as of February 22, 2010 between the Company and Thomas E. Fish

99.2	Executive Change-in-Control Severance Agreement effective as of February 22, 2010 between the Company and Thomas E. Fish

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2010	MUELLER WATER PRODUCTS, INC.

	By:	/S/ ROBERT BARKER
Robert Barker
Executive Vice President and General Counsel

4